EXHIBIT 10.1

                   AMENDED AND RESTATED LEASE AGREEMENT


     THIS AGREEMENT, effective as of December 1, 1995, amends and restates the Lease Agreement by and between Russell A. Gerdin, a resident of Iowa ("Lessor") and Heartland Express, Inc. of Iowa, a Iowa corporation ("Lessee") dated June 1, 1995.

     THE PARTIES AGREE:

    1. Description. The Lessor hereby leases to the Lessee the following described real estate and improvements, all located in the city of Coralville, state of Iowa (the "Property"):

          (a)  Office building at 2777 Heartland Drive;
          (b)  Office building at 2757 Heartland Drive; and
          (c)  Storage building at 2757 Heartland Drive (north of Office
               Building).

    2. Term. The term of this Agreement shall be five (5) years from the 1st day of June 1995, to the 31st day of May 2000.

    3. Rent. The Lessee shall pay to the Lessor as rent, at such address as the Lessor may from time to time designate in writing, the sum of $1,410,000.00 in monthly installments of $23,500.00, each payable in advance on the first day of each month commencing on the first day of the term of this Agreement.

    4. Option to Renew Lease. The Lessee has the option to renew the lease at the end of the term for an additional five (5) years at the existing monthly rent plus a cost-of-living allowance.

    5. Use. The Lessee shall use the Property for general office space and storage. The Lessee will not, without the written consent of the Lessor, use the Property for any other purpose. The Lessee shall maintain the Property in compliance with all applicable federal, state, and local laws, rules, regulations, and ordinances (collectively, "Laws") including specifically Laws involving protection of the environment and worker safety. Lessee shall indemnify, defend, and hold Lessor harmless from and against any violation of Law as well as any liability arising from the use of or presence on the Property of employees, agents, invitees, or other persons connected with Lessee.

    6.    Lessee's Obligations.  The Lessee shall:

          (a) Maintain, at Lessee's expense, the Property in good condition and repair, including windows but excluding the other exterior of the Property;

          (b) Pay from time to time, as the utility payments shall become due, all utility payments including water, gas, electricity, sewer, trash removal and similar payments;

          (c) Pay all real estate taxes and special assessments levied against the Property;

          (d) Maintain, at Lessee's expense, general liability coverage and any liability coverage which Lessor may require as a result of the particular use of the Property; and

          (e) Maintain, at Lessee's expense, insurance with respect to the Property against loss by fire, lightning, and other perils covered by the standard all-risk endorsement, in an amount equal to at least 100% of the full replacement value thereof, with no deduction for depreciation, and shall maintain, at Lessee's expense, insurance against such other hazards and in such amounts as is customarily carried by operators of similar properties. Lessee shall name Lessor as an additional insured upon the policies.

    7. Lessee's Improvements. The Lessee shall not make any improvements or alterations to the Property without submitting plans and specifications for such improvements or alterations to the Lessor and securing the Lessor's written consent. The Lessee shall pay all costs of such improvements and alterations, shall provide evidence of such payment to the Lessor upon request, and shall hold the Lessor harmless from any costs, liens or damages. Any improvement constructed on the Property by the Lessee shall become the property of the Lessor upon the expiration of the term of this Agreement. Any trade fixtures installed by the Lessee may be removed by the Lessee upon the expiration of the term of this Agreement, but the Lessee shall repair any damage arising from the removal of such trade fixtures.

    8. Waste. The Lessee shall not commit or permit any waste of the Property, nor any public or private nuisance on the Property, nor any use of the Property which is contrary to any law, governmental regulation or insurance policy affecting or covering the Property or which may be dangerous to persons or property. The Lessor may enter and inspect the premises at any reasonable time.

    9. Assignment. The Lessee shall not assign this Agreement, nor allow any transfer of or lien upon the Lessee's interest in this Agreement by operation of law, nor sublet any portion of the Property, nor permit the use of any portion of the Property by anyone other than the Lessee and the employees, agents and business invitees of the Lessee, without securing the written consent of the Lessor.

   10. Condemnation. If all or a substantial portion of the Property shall be taken or condemned for any public use or purpose, so as to render the Property unsuitable for occupancy, this Agreement shall terminate on the date when possession shall be required for such use, or purpose, at the option of the Lessee, and the rent shall be prorated to the date of such termination. The award for such taking or condemnation shall be apportioned between the Lessor and the Lessee, and the Lessee shall be entitled to any portion of the award made for improvements constructed on the Property.

   11. Default. Each of the following acts and omissions shall constitute a default by the Lessee and a breach of this Agreement:

          (a) Voluntary or involuntary bankruptcy, assignment for benefit of creditors, reorganization or rearrangement under the Bankruptcy Code, receivership, dissolution or the commencement of any action or proceeding for the dissolution or liquidation of the Lessee whether instituted by or against the Lessee or any other similar action or proceeding.

          (b) The failure of the Lessee to pay the rent for a period of 15 days after the rent shall have become due.

          (c) The failure of the Lessee to perform any other agreement to be performed on the part of the Lessee for a period of 30 days after written notice of such failure.

   12. Remedies. Upon a default by the Lessee, the Lessor may reenter and recover possession of the Property with or without terminating this Agreement. If delivery of possession of the Property is refused by the Lessee, the Lessor shall be entitled to the appointment of a receiver for the Property by any court of competent jurisdiction, as a matter of right, without regard to the solvency or insolvency of the Lessee, to collect the rents and profits from the Property and apply such rents and profits according to the orders of the court.

   13. Termination. Upon the termination of this Agreement, the Lessee shall deliver possession of the Property to the Lessor.

   14. Miscellaneous. No waiver by the Lessor of a default by the Lessee shall be implied, and no express waiver shall be extended beyond the default and period specified. No term or condition of this Agreement shall be construed to have been waived by the Lessor, unless the Lessee shall have secured such waiver from Lessor in writing. The invalidity or unenforceability of any term or condition of this Agreement shall not prejudice the enforceability of any other term or condition.

   15. Modification. This Agreement shall not be amended or modified, except by a written instrument executed by both the Lessor and the Lessee.

   16. Headings. The paragraph headings of this Lease Agreement are solely for the convenience of reference and shall not in any way modify the terms and conditions thereof.

   17. Binding Effect. This Agreement shall be binding upon the successors in interest of the parties.

LESSOR:                            LESSEE:
                                   Heartland Express, Inc. of Iowa

/s/ Russell A. Gerdin
Russell A. Gerdin                       By:  /s/ Russell A. Gerdin
                                        Russell A. Gerdin, President